EXHIBIT 10.1
EMPLOYMENT SEPARATION AGREEMENT BETWEEN PYRAMID BREWERIES
INC. AND SCOTT BARNUM
          This agreement (the “Employment Separation Agreement”) between you, Scott Barnum, and us, Pyramid Breweries, Inc. (“Pyramid”), is dated for reference purposes August 5, 2008, which is the date we delivered it to you for your consideration.
1.	Your full-time employment by us is terminated effective August 7, 2008 (the “Separation Date”).

2.	Subject to our receipt of an ink signed original of this Employment Separation Agreement and subject further to the terms of paragraph 12, you will be paid: (a) your base salary and car allowance, less authorized deductions and withholdings, through the Separation Date; (b) the cash value of your current, accrued but unused vacation; (c) a pro rata share of the 2008 Gain Sharing Award for which you are eligible, if it is awarded; and (d) your base salary, less applicable deductions and withholdings, from the Separation Date through and including February 7, 2009, which represents a period of six months. Any sick leave you have accrued will be forfeited as of the Separation Date. You understand and agree that except as set forth herein, you have no right to receive any further payments for salary, bonuses, profit sharing or any other form of compensation or incentive compensation. No payment will be made to you under (d) of this paragraph 2 until you have returned all Pyramid property, and the revocation period set forth at paragraph 13 has expired.

3.	Your participation in all employee benefit plans and programs shall end on February 28, 2009. After that date continuation coverage of health/dental insurance will be made available to you and your dependents, at your expense, to the extent required by federal and/or state law. You will be advised of your rights under separate cover. Your rights under any retirement benefit plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

4.	We will provide you with a general letter of reference which will identify your dates of employment, last position held, duties and responsibilities of that position, final rate of pay, and that you performed your job satisfactorily. All telephone reference checks and verifications of your prior employment must be directed to Human Resources. In response to any such inquiries, Human Resources will only disclose information consistent with the letter and spirit of the letter of reference described herein.

5.	All restricted stock options and other equity compensation that you have received, and that are vested pursuant to their terms, will be paid to you at the time and in the manner provided in the Agreement and Plan of Merger dated as of June 27, 2008 among the Company, Independent Brewers United, Inc., Magic Hat Brewing Company & Performing Arts Center, Inc. and PMID Merger Sub, Inc. (“Merger Sub”).

6.	In exchange for the payments and benefits set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby forever unconditionally and irrevocably release and discharge us, any related or affiliated entity, their parent entities, subsidiaries, general partners, managing members, direct and indirect affiliates, and all other related entities and/or funds or investment partnerships, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities, and each and all of their current and former officers, directors, employees, trustees, agents, attorneys, plan administrators, representatives, partners, members, advisors and shareholders (collectively and individually, the “Released Parties”), from any and all claims, causes of action, complaints, agreements, promises, contracts, undertakings, covenants, guarantees, grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, known or unknown, whether present or future and without regard to the subsequent discovery or existence of facts in addition to or different from those which you now know or believe to be true, that you, your heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon or by reason of any alleged or actual matter, cause or thing from the beginning of time until the date you sign this letter agreement, including, but not limited to, those arising out of, in connection with or relating to in any way, the terms and conditions of your employment or the cessation of your employment.

You understand and acknowledge that by signing this Employment Separation Agreement you are hereby expressly waiving and releasing, to the fullest extent permitted by law, any and all claims you may have against us or any of the Released Parties, whether or not known or suspected to exist in your favor at the time of the execution of this letter agreement. As such, this release includes, regardless of whether such laws apply to the Released Parties, any claims arising under any federal statute, the Fair Employment & Housing Act (FEHA), Cal. Gov. Code § 12900 et seq; the California Family Rights Act of 1991 (CFRA), as amended 1993, Cal. Gov. Code 12945.2; the Unruh Civil Rights Act, Cal. Civ. Code § 51, et seq.; the Ralph Civil Rights Act, Cal. Civ. Code § 51.7; the Bane Civil Rights Act, Cal. Civ. Code § 52.1; the California Labor Code, including without limitation §§ 96, 98, 200 — 235, 500-554, 1102.1, and 1171 — 1205; the Washington Law Against Discrimination (RCW 49.60); the Washington Prohibited Employment Practices Law (RCW 49.44); the Civil Rights Act of 1964 (including Title VII of that Act); the Americans with Disabilities Act; and the Age Discrimination in Employment Act of 1967, and any other federal, state or local statutes or the common law.

You intend hereby to expressly waive and relinquish, to the fullest extent permitted by law, all claims you may have whether or not known or suspected to exist in your favor at the time of executing this Employment Separation Agreement. You further acknowledge that you are aware that you may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the subject matter of this Employment Separation Agreement, but it is your intention to, and you do fully, finally and forever settle and release any and all claims against the Released Parties in any forum whatsoever, relating in any way to the claims being released herein, whether known or unknown, suspected or unsuspected, which now exist, may hereafter exist, or heretofore have existed, and without regard to the subsequent discovery or existence of such different additional facts.

7.	You represent that you are not aware of any claim other than the claims that are released by this Agreement. You acknowledge that you have had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTORS.
8.	You represent that you have not filed any claim, action, lawsuit, charge, complaint, arbitration or proceeding of any kind against us or any of the Released Parties. You further covenant and agree that you will not bring any claim, action, lawsuit, charge, complaint, arbitration or proceeding of any kind, at law or in equity, against us or any of the Released Parties arising out of, in connection with or relating to in any way your employment or the termination of your employment. In the event you violate this paragraph you agree to pay all costs and expenses of defending against any such claim, action, lawsuit, charge, complaint, arbitration or proceeding incurred by us or any of the Released Parties, including reasonable attorneys’ fees.

9.	You represent and warrant that upon the Separation Date or our request, whichever is earlier, you will return all keys, credit cards, documents and other material or property that belong to us. You further agree that you will not at any time disparage us or our business or services. You also agree that following the Separation Date, you will not, apart from good faith competition, interfere with our relationships with our customers, potential customers, employees, vendors, bankers or others.

10.	You agree that information not generally known to the public to which you have been exposed as a result of being employed by us is confidential information that belongs to us. You agree that at all times you will hold Pyramid’s confidential information in strict confidence, and not disclose or use it except as authorized by us and for our benefit.

11.	You acknowledge signing Employment and Non-Competition Agreement on or about November 9, 2006 (the “Employment Agreement”) and you understand and agree that the terms of the Employment Agreement relating to Confidentiality/Unfair Competition, Possession of Materials, and Non-raiding of Employees remain in full force and effect, provided however, that the last sentence of Section 13 of the Employment Agreement shall be waived by the Company subject to your compliance with this Employment Separation Agreement. You further acknowledge that with the payments and other promises set forth at paragraphs 2, 3 and 5 above, Pyramid has fully and forever satisfied, in fact exceeded, all obligations owed to you under the Employment Agreement. You acknowledge that, effective August 7, 2008, you are no longer authorized to incur expenses on the Pyramid’s behalf.

12.	You hereby agree that:
•	The payments and benefits that you are receiving under this Employment Separation Agreement are more that you would be entitled had you not signed this agreement.

•	We hereby advise you to consult with an attorney regarding this Employment Separation Agreement and its effect on you prior to signing it.

•	You have been afforded sufficient time, twenty-one (21) days in which to consider this Employment Separation Agreement. You understand that you may use as much or as little of this twenty-one (21) day period before signing. The twenty-one (21) day period expires on August 26, 2008 at 5:00 p.m. (the “Expiration Date.”).

•	You will review the Company’s report on Form 10-Q for the fiscal quarter ended June 30, 2008, any such other reports that may be filed with the U.S. Securities Exchange Commission relating to such fiscal quarter and the information statement relating to the shareholder vote in connection with the merger of Merger Sub into the Company (collectively, the “Reports”), and reasonably cooperate with the Company and its officers in connection with the preparation and filing of the Reports, including but not limited to making such certifications to the Company and the proper officers as may be required of the Chief Executive Officer under the Securities and Exchange Act of 1934, as amended.
13.	You have seven (7) calendar days from the date that you sign this Employment Separation Agreement to revoke it. Revocation may be made by delivering a written notice of revocation received by R. Martin Kelly within that seven (7) day period. If you have not signed and returned this agreement by the Expiration Date or you timely revoke it after signing, your employment nevertheless will remain terminated effective the Separation Date and you will not be entitled to the payments and benefits set forth in this Employment Separation Agreement and will only be paid your accrued vacation, compensation and car allowance, less applicable deductions and withholdings, earned through the Separation Date. For the avoidance of doubt, you will remain bound by the provisions of your Employment Agreement, including without limitation the provisions identified at paragraph 11.

14.	This Employment Separation Agreement does not constitute and may not be construed as an admission of liability on the part of Pyramid or of any persons or entities relating in any way to Pyramid or an admission of any violation of any applicable law or regulation. You and we have entered into this Employment Separation Agreement solely to facilitate the cessation of the prior employment relationship.

15.	You agree to keep the terms of this Employment Separation Agreement confidential. You agree that except as otherwise required by law, you shall not disclose to any third party, except your legal counsel, accountants and tax advisors, any of the terms of this Employment Separation Agreement. You represent and warrant that you have not already done so.

16.	This Employment Separation Agreement is governed by the internal laws of the State of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws. Venue and jurisdiction of any legal proceeding of any kind, including arbitration and civil litigation, involving this Employment Separation Agreement or your employment shall exist exclusively in state and federal courts located in King County, Washington, unless injunctive relief is sought by Pyramid and, in our sole judgment, may not be effective unless obtained in some other venue. In any dispute involving this Employment Separation Agreement, the party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs and disbursements from the other party. This Employment Separation Agreement, together with the provisions of the Employment Agreement referenced at paragraph 11, is the final and complete expression of all agreements between us on all subjects. You acknowledge that you have had adequate time to review and consider this agreement and consult with counsel. You acknowledge you are not signing this agreement relying on anything not set out here.
THE PARTIES HAVE CAREFULLY READ THIS AGREEMENT, HAVE EXECUTED IT OF THEIR OWN FREE WILL AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH ATTORNEYS OF THEIR CHOICE WITH RESPECT TO ITS TERMS.

AGREED BY EMPLOYER:	AGREED BY EMPLOYEE:

/s/ R. Martin Kelly	/s/ Scott S. Barnum
R. Martin Kelly	Scott Barnum
Chief Executive Officer	Date: August 5, 2008
Date: August 5, 2008